May 31, 1994




Talley Industries, Inc.
2702 North 44th Street
Phoenix, Arizona  85008

Re:  Registration Statement on From S-8/1990 Stock Option Plan

Ladies and Gentlemen:

     We have represented Talley Industries, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on May 31, 1994 with respect to 105,000 shares of Common Stock, $1.00 par value, of the Company (the "Shares") issuable upon exercise of options granted pursuant to the 1990 Stock Option Plan of the Company (the "Plan"). We have reviewed such records and documents as we considered necessary or appropriate for purposes of this opinion, and we have reviewed with various officers of the Company certain information relevant for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares to be issued upon exercise of options granted pursuant to the Plan and to be registered pursuant to the Registration Statement, when originally issued in accordance with the Plan and the terms of such options, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


               Meyer, Hendricks, Victor, Osborn &
               Maledon, a Professional Association



               By:  WILLIAM M. HARDIN
                    William M. Hardin




                                 EXHIBIT 5